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                                                                     EXHIBIT 3.1

                          FIFTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               PETOPIA.COM, INC.


          Petopia.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")
                                                       -----------------------

          DOES HEREBY CERTIFY:

          FIRST: That this corporation was originally incorporated on March 9, 1999 under the name of Spot & Jack, Inc., pursuant to the General Corporation Law.

          SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor which resolution setting forth the proposed amendment and restatement is as follows:

          "RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                   ARTICLE I

          The name of this corporation is Petopia.com, Inc. (the "Corporation").
                                                                  -----------

                                  ARTICLE II

          The address of the Corporation's registered office in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

          (A) The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total
                           ------------       ---------------
number of shares which the Corporation is authorized to issue is One Hundred Twenty Million Three Hundred Sixty Thousand (120,360,000) shares, each with a par value of $0.0001 per share. Seventy-One Million One Hundred Eighty Thousand (71,180,000) shares shall be Common Stock and Forty-Nine Million One Hundred Eighty Thousand (49,180,000) shares shall be Preferred Stock.
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          (B)  Rights, Preferences and Restrictions of Preferred Stock.  The
               -------------------------------------------------------
Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and
                                               ------------------------
shall consist of Eleven Million Five Hundred Fifty-Five Thousand (11,555,000) shares. The second series of Preferred Stock shall be designated "Series B
                                                                   --------
Preferred Stock" and shall consist of Eight Million (8,000,000) shares. The
---------------
third series of Preferred Stock shall be designated "Series C Preferred Stock"
                                                     ------------------------
and shall consist of Twelve Million Nine Hundred Forty Thousand Six Hundred Twenty (12,940,620) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of Fourteen Million
            ------------------------
(14,000,000) shares. The fifth series of Preferred Stock shall be designated "Series E Preferred Stock" and shall consist of Two Million Three Hundred Thirty
-------------------------
Thousand (2,330,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

               1.  Dividend Provisions. The holders of shares of Preferred Stock
                   -------------------
shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, (i) at the rate of $0.08 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) on each outstanding share of Series A Preferred Stock, (ii) at the rate of $0.206816 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) on each outstanding share of Series B Preferred Stock, (iii) at the rate of $0.206816 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) on each outstanding share of Series C Preferred Stock, (iv) at the rate of $0.448488 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) on each outstanding share of Series D Preferred Stock, and (v) at the rate of $0.448488 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) on each outstanding share of Series E Preferred Stock, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative and no right shall accrue to the holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

               2.  Liquidation.
                   -----------

                   (a) In the event of any Liquidity Event (as defined in Section 2(c)(i), below), the holders of Preferred Stock shall be entitled to receive in preference to any distribution of any assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount payable in cash or securities equal to (i) $1.00 per share of Series A Preferred Stock then held (as adjusted for any stock splits, stock dividends, recapitalizations or the like), (ii) $2.5852 per share of Series B Preferred Stock then held (as adjusted for any stock splits, stock dividends, recapitalizations or the like), (iii) $2.5852 per share of Series C Preferred Stock then held (as adjusted for any stock splits, stock dividends, recapitalizations or the like), (iv) $8.40915 per share of Series D Preferred Stock then held (as adjusted for any stock splits, stock dividends, recapitalizations or the like), and (v) $5.6061 per share of Series E Preferred Stock then held (as adjusted for any stock splits, stock dividends, recapitalizations or the

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like)plus declared and unpaid dividends. If upon the occurrence of a Liquidity
Event, the assets and funds thus distributed among the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be insufficient to permit the payments to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b) Upon the completion of the distribution required by Section 2(a) above, if any, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock then held by each holder.

          (c)  Certain Acquisitions.
               --------------------

               (i)   Liquidity Event. For purposes of this Amended and Restated
                     ---------------
Certificate of Incorporation, a "Liquidity Event" shall be defined as a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or a sale, conveyance or other disposition of, all or substantially all of its property or business, or a reorganization or merger or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) or any other transaction or series of related transactions in which, in each case, more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that a "Liquidity Event" shall not include a merger effected solely
    --------
for the purpose of changing the domicile of the Corporation.

               (ii)  Valuation of Consideration. In the event of a Liquidity
                     --------------------------
Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                        (1) If traded on a securities exchange, or the Nasdaq National Market or the Nasdaq Small-Cap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day trading period ending three (3) trading days prior to the closing;

                        (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day trading period ending three (3) trading days prior to the closing; and

                        (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

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                         (B)  The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                  (iii)  Notice of Transaction. The Corporation shall give each
                         ---------------------

holder of record of Preferred Stock written notice of such impending transaction described in subsection Section 2(c)(i) not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify holders of Preferred Stock in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give holders of Preferred Stock prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock; provided further, however, that in no event may such periods be shortened to less than four (4) business days.

                  (iv)   Effect of Noncompliance. In the event the requirements
                         -----------------------
of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 2(c)(iii) hereof.

     3.   Conversion.    The holders of the Preferred Stock shall have
          ----------
conversion rights as follows (the "Conversion Rights"):
                                   -----------------

          (a)     Right to Convert. Subject to the provisions of this Section 3,
                  ----------------
(i) each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of the Series A Preferred Stock, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Conversion Price applicable to the Series A Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion,
(ii) each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of the Series B Preferred Stock, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.5852 by the Conversion Price applicable to the Series B Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion,
(iii) each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of the Series C Preferred

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Stock, at the office of the Corporation or any transfer agent for the Series C
Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.5852 by the Conversion Price applicable to the Series C Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (iv) each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of the Series D Preferred Stock, at the office of the Corporation or any transfer agent for the Series D Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.6061 by the Conversion Price applicable to the Series D Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, and (v) each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of the Series E Preferred Stock, at the office of the Corporation or any transfer agent for the Series E Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.6061 by the Conversion Price applicable to the Series E Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Stock shall be $1.00, the initial Conversion Price per share of Series B Preferred Stock shall be $2.5852, the initial Conversion Price per share of Series C Preferred Stock shall be $2.5852, the initial Conversion Price per share of Series D Preferred Stock shall be $5.6061, and the initial Conversion Price per share of Series E Preferred Stock shall be $5.6061. Such initial Conversion Price shall be subject to adjustment as set forth in Section 3(d).

          (b) Automatic Conversion.  Each share of Series A, Series B, Series C,
              --------------------
Series D and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of the Preferred Stock immediately upon the earliest to occur of (i) the closing of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the public offering
                                         --------------
price of which is not less than $8.40915 per share (as adjusted for stock splits, stock dividends, reorganization and the like) and which results in aggregate gross proceeds to the Corporation of not less than $20,000,000 (net of underwriting discounts and commissions) (a "Qualified IPO"); (ii) the date upon
                                            -------------
which the Corporation obtains the written consent or the written agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class and a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class; and (iii) the date upon which a majority of the outstanding shares of Preferred Stock convert into Common Stock.

          (c) Mechanics of Conversion. Before any holder of Preferred Stock
              -----------------------
shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder of Preferred Stock, or to the nominee or nominees of such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder of Preferred

Stock shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such shares of Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of securities.

        (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive
            --------------------------------------------------------------------
Issuances, Splits and Combinations. The applicable Conversion Price of the
----------------------------------
Series A, Series B, Series C, Series D, and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

            (i) Issuance of Additional Stock below Purchase Price. If the
                -------------------------------------------------
Corporation shall issue, after the date upon which any shares of Series A, Series B, Series C, Series D or Series E Preferred Stock, as the case may be, were first issued (in each case, the "Purchase Date"), any Additional Stock (as
                                      -------------
defined below) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 3(d)(i), unless otherwise provided in this Section 3(d)(i).

                (A)  Adjustment Formula. Whenever the Conversion Price is
                     ------------------
adjusted pursuant to this Section (3)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of
                                         ------------------
shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock so issued. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 3(d)(i)(E) below.

                (B)   Definition of "Additional Stock".  For purposes of this
                      -------------------------------
Section 3(d)(i), "Additional Stock" shall mean any shares of Common Stock issued
                  ----------------
(or deemed to have been issued pursuant to Section 3(d)(i)(E)) by the Corporation after the Purchase Date) other than:

                      (1) C ommon Stock issued pursuant to a transaction described in Section 3(d)(ii) hereof;

                         (2) Shares of Common Stock issuable or issued to
employees, consultants or directors of the Corporation or to employees or directors of Petco Animal Supplies, Inc. ("PETCO"), either directly or pursuant
                                           -----
to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation up to an aggregate of 8,500,000 shares;

                         (3) Capital stock, or options or warrants to purchase
capital stock, issued to financial institutions or lessors in connection with bona fide commercial credit arrangements, equipment financings or similar transactions, the terms of which have been approved by the Board of Directors of the Corporation;

                         (4) Shares of Common Stock or Preferred Stock issuable
upon exercise of warrants outstanding as of the date of this Amended and Restated Certificate of Incorporation, including warrants to purchase shares of Series A Preferred Stock, warrants to purchase shares of Common Stock issued to Loveland Pet Products, Inc. and warrants to purchase Series C Preferred Stock issued to PETCO Animal Supplies, Inc.;

                         (5) Shares of Series C Preferred Stock issuable to
PETCO Animal Supplies, Inc. pursuant to an Alliance Agreement with the Company;

                         (6) Capital stock or warrants or options to purchase
capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation;

                         (7) Shares of Common Stock issued or issuable upon
conversion of the Preferred Stock; and

                         (8) Shares of Common Stock issued or issuable in a
public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

                   (C)   No Fractional Adjustments. No adjustment of the
                         -------------------------
Conversion Price for a series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.


                   (D)   Determination of Consideration. In the case of the
                         ------------------------------
issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         (E)  Deemed Issuances of Common Stock. In the case of
                              --------------------------------
the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 3(d)(i):

                              (1) The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 3(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                              (2) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 3(d)(i)(D).

                              (3) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of such series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (4)  Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of such series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5)  The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 3(d)(i)(E)(1) and 3(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3(d)(i)(E)(3) or 3(d)(i)(E)(4).

                         (F)  No Increased Conversion Price. Notwithstanding
                              -----------------------------
any other provisions of this Section (3)(d)(i), except to the limited extent provided for in Sections 3(d)(i)(E)(3) and 3(d)(i)(E)(4), no adjustment of the Conversion Price pursuant to this Section 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                   (ii)  Stock Splits and Dividends. In the event the
                         --------------------------
Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of
                                   ------------------------
any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in
Section 3(d)(i)(E).

                  (iii)  Reverse Stock Splits. If the number of shares of
                         --------------------
Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

          (e) Other Distributions. In the event the Corporation shall declare a
              -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(d)(ii), then, in each such case for the purpose of this Section 3(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (f) Recapitalizations. If at any time or from time to time there
              -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          (g) No Impairment. The Corporation will not, by amendment of its
              -------------
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

          (h)  No Fractional Shares and Certificate as to Adjustments.
               ------------------------------------------------------

              (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). In lieu of thereof, the Corporation shall pay in cash the fair market value of such fractional share as determined by the Board of Directors of the Corporation. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of each series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

              (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock, a certificate setting forth

(A) the date on which a record is to be taken for the purpose of such adjustment or readjustment, (B) the adjustment or readjustment that is to be made, and (C) in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder of Preferred Stock a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.

                   (i)   Notices of Record Date. In the event of any taking by
                         ----------------------
the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                   (j)   Reservation of Stock Issuable Upon Conversion. The
                         ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of Preferred Stock, the Corporation will take such corporate action as may, in the reasonable opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                   (k)   Notices. Any notice required by the provisions of this
                         -------
Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given 48 hours after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

               4.  Voting Rights. The holder of each share of Preferred Stock
                   -------------
shall have the right to one vote for each share of Common Stock into which the Preferred Stock could then be converted, and with respect to such vote, such holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of

Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          5.   Protective Provisions. So long as 1,000,000 shares of Preferred
               ---------------------
Stock are outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class:

               (a) alter or change the rights, preferences or privileges of the Preferred Stock;

               (b) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock with respect to voting rights, dividends, liquidation preferences or any other rights, preferences or privileges conferred herein;

              (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock;

              (d) any merger or consolidation of the Company with one or more other corporations in which the stockholders of the Corporation immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation and any sale of all or substantially all of the assets of the Corporation;

             (e) amend or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the rights of the Preferred Stock;

             (f) declare or pay any dividends on or make any distribution with respect to the Common Stock;

             (g) redeem, repurchase or otherwise reacquire (or pay into or set funds aside for a sinking fund for such purpose) any shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the
                 --------  -------
repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at their original purchase price upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal applicable to any such person;

             (h) change the authorized number of directors from its current number of seven (7) directors;

             (i) except as may be approved by unanimous vote or action by written consent of the Board of Directors, increase the number of shares of Common Stock reserved for issuance pursuant to the Company's stock option plan to more than 8,500,000 shares of Common Stock; or

             (j) except as may be approved by unanimous vote or action by written consent of the Board of Directors, incur over $2,000,000 in indebtedness from any lending institution.

             Additionally, so long as 500,000 shares of Series D Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class:

             (a) alter or change the rights, preferences or privileges of the Series D Preferred Stock;

             (b) authorize or issue, or obligate itself to issue any shares of Series D Preferred Stock or any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series D Preferred Stock with respect to voting rights, dividends, liquidation preferences or any other rights, preferences or privileges conferred herein; or

             (c) effect a merger, consolidation or sale of all or substantially all of the assets of the Company for less than $320,000,000 in aggregate consideration, if as a result of such transaction the Company's stockholders immediately prior to such transaction shall control less than 50% of the outstanding voting securities of the surviving entity.

             Additionally, so long as 200,000 shares of Series E Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class, alter or change the rights, preferences or privileges of the Series E Preferred Stock.

         6.  Redemption. The Preferred Stock is not redeemable.
             ----------

         7.  Status of Converted Stock. In the event any shares of Preferred
             -------------------------
Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     (C) Common Stock.
         ------------

         1.  Dividend Rights. Subject to the prior rights of holders of all
             ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.   Liquidation Rights. Upon the liquidation, dissolution or winding
               ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

          3.   Redemption. The Common Stock is not redeemable other than at
               ----------
cost in connection with the termination of service.

          4.   Voting Rights. The holder of each share of Common Stock shall
               -------------
have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article V, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VI

  Subject to Section 5 of Division (B) of Article IV, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                  ARTICLE VII

  Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                 ARTICLE VIII

     The Corporation is to have perpetual existence.

                                  ARTICLE IX

     The number of directors which will constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation.

                                   ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

                          * * * * * * * * * * * * * *

     THIRD: The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

     FOURTH: That said amendments were duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

     We hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of our own knowledge and that this certificate is our act and deed.

     IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer and the Secretary of this Corporation this 18th day of January, 2000.



                                        /s/ Andrea C. Reisman
                                        ---------------------
                                        Andrea C. Reisman,
                                        Chief Executive Officer


                                        /s/ Mark S. Albert
                                        ------------------
                                        Mark S. Albert,
                                        Secretary